A special meeting of the fund's shareholders was held on November 14, 2001. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	3,057,670,516.53	90.175
Against	95,544,749.97	2.818
Withheld
Abstain	237,596,670.81	7.007
TOTAL	3,390,811,937.31	100.000
Broker Non-Votes	1,404,499,713.42
PROPOSAL 2
To authorize the Trustees to adopt an amended and restated Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	3,012,715,462.30	88.849
Against	135,900,038.95	4.008
Withheld
Abstain	242,196,436.06	7.143
TOTAL	3,390,811,937.31	100.000
Broker Non-Votes	1,404,499,713.42
PROPOSAL 3
To elect the thirteen nominees specified below as Trustees.*
	# of Votes Cast	% of Votes Cast
J. Michael Cook
Affirmative	4,667,622,195.88	97.337
Withheld	127,689,454.85	2.663
TOTAL	4,795,311,650.73	100.000
Ralph F. Cox
Affirmative	4,665,632,276.18	97.296
Withheld	129,679,374.54	2.704
TOTAL	4,795,311,650.72	100.000
	# of Votes Cast	% of Votes Cast
Phyllis Burke Davis
Affirmative	4,665,324,125.27	97.289
Withheld	129,987,525.45	2.711
TOTAL	4,795,311,650.72	100.000
Robert M. Gates
Affirmative	4,667,167,878.02	97.328
Withheld	128,143,772.70	2.672
TOTAL	4,795,311,650.72	100.000
Abigail P. Johnson
Affirmative	4,666,345,820.94	97.311
Withheld	128,965,829.78	2.689
TOTAL	4,795,311,650.72	100.000
Edward C. Johnson 3d
Affirmative	4,664,928,357.91	97.281
Withheld	130,383,292.82	2.719
TOTAL	4,795,311,650.73	100.000
Donald J. Kirk
Affirmative	4,667,201,304.84	97.328
Withheld	128,110,345.89	2.672
TOTAL	4,795,311,650.73	100.000
Marie L. Knowles
Affirmative	4,668,253,463.49	97.350
Withheld	127,058,187.23	2.650
TOTAL	4,795,311,650.72	100.000
Ned C. Lautenbach
Affirmative	4,668,440,192.70	97.354
Withheld	126,871,458.03	2.646
TOTAL	4,795,311,650.73	100.000
Peter S. Lynch
Affirmative	4,669,059,933.97	97.367
Withheld	126,251,716.76	2.633
TOTAL	4,795,311,650.73	100.000
	# of Votes Cast	% of Votes Cast
Marvin L. Mann
Affirmative	4,666,977,578.72	97.324
Withheld	128,334,072.01	2.676
TOTAL	4,795,311,650.73	100.000
William O. McCoy
Affirmative	4,667,275,124.47	97.330
Withheld	128,036,526.26	2.670
TOTAL	4,795,311,650.73	100.000
William S. Stavropoulos
Affirmative	4,666,125,148.63	97.306
Withheld	129,186,502.10	2.694
TOTAL	4,795,311,650.73	100.000
PROPOSAL 10
To eliminate a fundamental investment policy of the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	231,619,588.82	86.284
Against	13,338,033.68	4.969
Abstain	23,480,821.27	8.747
TOTAL	268,438,443.77	100.000
Broker Non-Votes	66,785,629.52
PROPOSAL 18
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes Cast	% of Votes Cast
Affirmative	236,123,254.73	87.962
Against	10,703,877.88	3.987
Abstain	21,611,311.16	8.051
TOTAL	268,438,443.77	100.000
Broker Non-Votes	66,785,629.52
PROPOSAL 19
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes Cast	% of Votes Cast
Affirmative	233,951,900.47	87.153
Against	12,633,395.59	4.706
Abstain	21,853,147.71	8.141
TOTAL	268,438,443.77	100.000
Broker Non-Votes	66,785,629.52

*Denotes trust-wide proposals and voting results.